Exhibit 10(mmm)





                     HOTEL LICENSE AGREEMENT



                             Between



                   FOUR SEASONS HOTELS LIMITED



                               And



                         MANDALAY CORP.














                 FOUR SEASONS RESORT, LAS VEGAS

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . .  3
   1.01      Definitions . . . . . . . . . . . . . . . . . . .  3
   1.02      Recitals. . . . . . . . . . . . . . . . . . . . .  3
   1.03      Interpretation. . . . . . . . . . . . . . . . . .  4
   1.04      Schedules . . . . . . . . . . . . . . . . . . . .  5

ARTICLE II - TERMINATION PRIOR TO OPENING DATE . . . . . . . .  5
   2.01      Termination Prior to Opening Date . . . . . . . .  5

ARTICLE III - GRANT OF LICENSE . . . . . . . . . . . . . . . .  6
   3.01      Grant of License. . . . . . . . . . . . . . . . .  6
   3.02      Reservation of Rights . . . . . . . . . . . . . .  6
   3.03      No Right to Sublicense. . . . . . . . . . . . . .  7

ARTICLE IV - QUALITY STANDARDS AND CONTROL . . . . . . . . . .  7
   4.01      Quality Standards . . . . . . . . . . . . . . . .  7
   4.02      Control . . . . . . . . . . . . . . . . . . . . .  7
   4.03      Deficiency. . . . . . . . . . . . . . . . . . . .  8

ARTICLE V - OWNERSHIP, USE, CONFIDENTIALITY AND PROTECTION
             OF TRADEMARKS AND PROPRIETARY MATERIALS . . . . .  8
   5.01      Ownership . . . . . . . . . . . . . . . . . . . .  8
   5.02      Use of Trademarks and Proprietary Materials . . .  9
   5.03      Protection and Defence of Trademarks and
             Proprietary Materials . . . . . . . . . . . . . . 10
   5.04      Confidentiality of Proprietary Materials. . . . . 11
   5.05      Operating Policies. . . . . . . . . . . . . . . . 13

ARTICLE VI - TERM. . . . . . . . . . . . . . . . . . . . . . . 13
   6.01      Term. . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VII - ASSIGNMENTS AND MORTGAGES. . . . . . . . . . . . 13
   7.01      Owner's Right to Assign . . . . . . . . . . . . . 13
   7.02      Owner's Right to Mortgage . . . . . . . . . . . . 14
   7.03      Limitation on Owner's Right to Assign and
             Mortgage. . . . . . . . . . . . . . . . . . . . . 15
   7.04      Licensor's Right to Assign. . . . . . . . . . . . 15
   7.05      Licensor's Right to Mortgage. . . . . . . . . . . 16
   7.06      Limitation on Licensor's Right to Assign. . . . . 16

ARTICLE VIII - EVENTS OF DEFAULT AND TERMINATION . . . . . . . 17
   8.01      General . . . . . . . . . . . . . . . . . . . . . 17
   8.02      Rights of Non-Defaulting Parties. . . . . . . . . 18
   8.03      Remedying Defaults. . . . . . . . . . . . . . . . 18
   8.04      Bona Fide Dispute . . . . . . . . . . . . . . . . 18
   8.05      Licensor's Right to Terminate . . . . . . . . . . 19
   8.06      Licensor's Remedy for Breach of Provisions
             Relating to the Trademarks or the Proprietary Materials 19
   8.07      Cross-Termination . . . . . . . . . . . . . . . . 20
   8.08      Use of Trademarks and Proprietary Materials
             Following Termination . . . . . . . . . . . . . . 21
   8.09      Claims on Termination . . . . . . . . . . . . . . 22

ARTICLE IX - APPROVALS AND DISPUTE RESOLUTION. . . . . . . . . 22
   9.01      Approvals . . . . . . . . . . . . . . . . . . . . 22
   9.02      Dispute Resolution. . . . . . . . . . . . . . . . 24

ARTICLE X - OWNER'S AND LICENSOR'S LIABILITY . . . . . . . . . 25
   10.01        Owner's and Licensor's Liability . . . . . . . 25

ARTICLE XI - ACKNOWLEDGMENTS . . . . . . . . . . . . . . . . . 26
   11.01        Owner's Acknowledgments. . . . . . . . . . . . 26
   11.02        Licensor's Acknowledgments . . . . . . . . . . 27

ARTICLE XII - GENERAL PROVISIONS . . . . . . . . . . . . . . . 27
   12.01        Entire Agreement . . . . . . . . . . . . . . . 27
   12.02        Modification and Changes . . . . . . . . . . . 27
   12.03        Partial Invalidity . . . . . . . . . . . . . . 27
   12.04        Counterparts . . . . . . . . . . . . . . . . . 28
   12.05        Waivers. . . . . . . . . . . . . . . . . . . . 28
   12.06        Enurement. . . . . . . . . . . . . . . . . . . 28
   12.07        Applicable Law . . . . . . . . . . . . . . . . 29
   12.08        Jurisdiction . . . . . . . . . . . . . . . . . 29
   12.09        Designation of Agent for Service of Process. . 29
   12.10        Notices. . . . . . . . . . . . . . . . . . . . 30
   12.11        Time of Essence. . . . . . . . . . . . . . . . 32
   12.12        Estoppel Certificates. . . . . . . . . . . . . 32


SCHEDULE "A"    DEFINITIONS
SCHEDULE "B"    TRADEMARK APPLICATIONS AND REGISTRATIONS








                     HOTEL LICENSE AGREEMENT



        THIS AGREEMENT is made this 10th day of March, 1998.


B E T W E E N:


                  FOUR SEASONS HOTELS LIMITED, a corporation incorporated under the laws of the Province of Ontario, having its principal offices at 1165 Leslie Street, Toronto, Ontario, Canada M3C 2K8,

                  ("Licensor"),


                  - and -


                  MANDALAY CORP., a corporation incorporated under the laws of the State of Nevada, United States of America, having its principal offices at 2880 Las Vegas Boulevard South, Las Vegas, Nevada,
                  U.S.A. 89109,

                  ("Owner").



                            RECITALS

A. Parent and/or its Affiliates (as defined below) are the legal and beneficial owners of the Land (as defined below) situated in Las Vegas, Nevada (as defined below), and on or before the Opening Date (as defined below), Owner will be the legal and beneficial Owner of the Hotel (as defined below).

B. Parent (as defined below) now proposes to develop upon the Land the Project (as defined below) consisting of: (i) a World Class Luxury Hotel (as defined below) containing approximately 429 guest rooms, together with two restaurants, a bar, an entertainment lobby and lounge, approximately 28,000 square feet of banquet, meeting and other public rooms, a private fitness club, spa and pool area, together with a pool bar and grille, valet parking and other facilities to be developed, constructed, furnished and equipped in accordance with the Hotel Design Brief (as defined below), (ii) an additional first class hotel containing approximately 3,300 guest rooms and other facilities, such World Class Luxury Hotel and additional first class hotel to be situated in the same building,
   (iii) a casino of approximately 100,000 square feet, (iv) a fitness and spa facility which shall include a large pool area, (v) various restaurants and other food and beverage facilities, (vi) various retail areas and other related facilities, and (vii) parking facilities.

C. Licensor, together with its Affiliates (as defined below), has expertise in the various phases of the development, construction, furnishing, equipping, servicing, marketing, operation, management, supervision and direction of World Class Luxury Hotels.

D. Contemporaneously with the execution of this Agreement, Parent has entered into an agreement (the "Hotel Pre-Opening Services Agreement") with Licensor, pursuant to which Licensor (for certain fees) has agreed to provide to Parent certain services with respect to the development and construction of the Hotel and certain other services with respect to the pre-opening acquisition of Furniture, Fixtures and Equipment (as defined below) and Operating Equipment and Supplies (as defined below).

E. Contemporaneously with the execution of this Agreement, Owner and Parent have entered into an agreement (the "Hotel Management Agreement") with Licensor, pursuant to which Licensor (for certain fees) has agreed to provide to Owner certain services with respect to the day-to-day operation and management of the Hotel.

F. Licensor is the owner of the Trademarks (as defined below) and the Proprietary Materials (as defined below).

G. Owner also wishes to obtain from Licensor the right and license to use the Trademarks and utilize the Proprietary Materials solely in connection with the marketing, operation and management of the Hotel, and Licensor (for certain fees and other consideration) is prepared to grant such right and license to Owner in connection with the marketing, operation and management of the Hotel, upon and subject to the terms and conditions set forth in this Agreement.

                            AGREEMENT

        NOW THEREFORE in consideration of the covenants and agreements set forth in this Agreement, the parties agree that:

                            ARTICLE I
                           DEFINITIONS

1.01         Definitions

        All capitalized terms herein shall, unless otherwise indicated, have the meaning set forth in the Hotel Management Agreement. In this Agreement, the terms in Schedule "A" attached hereto shall have the respective meanings indicated therein.

1.02         Recitals

        Licensor and Owner each represent and warrant to the other that the Recitals to this Agreement, insofar as they relate to it, are true and correct.

1.03         Interpretation

        In this Agreement, save and except as otherwise expressly provided:

   (a) all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun;

   (b) the division of this Agreement into Articles and sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions;

   (c) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next business day;

   (d) all monetary amounts are expressed in United States Dollars. All payments of sums, charges, fees, costs and expenses and other amounts contemplated by this Agreement shall be paid in United States Dollars. If, pursuant to the judgment or order of any court or otherwise, any amount due or payable hereunder in United States Dollars, (the "Original Currency") is paid in any other currency (the "Second Currency"), such payment in the Second Currency shall discharge or satisfy the obligation of the party making such payment to pay such amount in the Original Currency only to the extent of the United States Dollar Equivalent of the amount of such payment in the Second Currency. The party making such payment shall, as a separate and independent obligation, which shall not be merged in any such judgment or order or extinguished by any such payment in the Second Currency, pay or cause to be paid such obligation in respect of the Original Currency not so discharged and satisfied in accordance with the foregoing and indemnify the party receiving such payment and hold the party receiving such payment harmless from and against any losses, costs, damages or expenses which the party receiving such payment may sustain or incur as a result of any such amount being paid in the Second Currency;

   (e) all references to Article and section numbers refer to Articles and sections of this Agreement, and all references to Schedules refer to the Schedules attached hereto; and

   (f) the words "herein," "hereof," "hereunder," "hereinafter" and "hereto" and words of similar import refer to this Agreement as a whole and not to any particular Article or section hereof.

1.04         Schedules

        The following schedules are attached hereto and are incorporated and deemed to be an integral part of this Agreement:

        Schedule "A" - Definitions
        Schedule "B" - Trademark Applications and Registrations

                           ARTICLE II
                TERMINATION PRIOR TO OPENING DATE

2.01         Termination Prior to Opening Date

        If any or all of the other Hotel Agreements are terminated in accordance with their terms prior to the Opening Date, then this Agreement shall terminate on the date of such termination and Owner and Licensor shall have no future obligations arising out of this Agreement, save and except as otherwise expressly provided for in this Agreement.


                           ARTICLE III
                        GRANT OF LICENSE

3.01         Grant of License

   (a) Licensor hereby grants to Owner, and Owner hereby accepts, upon and subject to the terms and conditions set forth in this Agreement, the right and license to use the Trademarks and utilize the Proprietary Materials solely in connection with the marketing, operation and management of the Hotel (the "Services"). This grant shall include the authorization to use the Trademarks and utilize the Proprietary Materials in promotional materials in connection with the Services (the "Related Materials"), but not in materials in the nature of consumer products or merchandise, unless such consumer products or merchandise is sold at the Hotel under the direction of Senior Hotel Personnel and is specifically authorized by Licensor under such terms and conditions specified by Licensor. This grant shall be royalty free throughout the Term, save and except as otherwise set forth in the Hotel Agreements.

   (b) Owner shall not use the Trademarks or utilize the Proprietary Materials in connection with the marketing of the Hotel with any other component of the Project, unless such use is specifically authorized by Licensor under such terms and conditions specified by Licensor.

3.02         Reservation of Rights

        Licensor shall retain all rights in the Trademarks and the Proprietary Materials not expressly granted to Owner by this Agreement, and it is hereby specifically acknowledged and agreed by Owner that Licensor may grant licenses to other Persons, including (without limitation) the right to use the Trademarks and utilize the Proprietary Materials in connection with the marketing, operation and management of other five-star luxury hotel or resort (as that term is understood in the hotel industry on the date of this Agreement) except, for so long as Licensor or any of its Affiliates continues to operate and manage the Hotel, in connection with any such hotel or resort located within a 50 mile radius of the Project .

3.03         No Right to Sublicense

        Owner has no right to sub-license the rights granted by this Agreement.

                           ARTICLE IV
                  QUALITY STANDARDS AND CONTROL

4.01         Quality Standards

        The Hotel, the Services and the Related Materials shall be of the standards of nature and quality characteristic of World Class Luxury Hotels and as otherwise contemplated by the Hotel Management Agreement.

4.02         Control

        Owner shall co-operate with Licensor to ensure at all times that the Hotel, the Services and the Related Materials meet the standards of nature and quality set out in section 4.01 and shall co-operate with Licensor to enable Licensor at all times to ascertain whether the Hotel, the Services or the Related Materials meet such standards, and, in that regard, Owner shall allow Licensor or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives the right to inspect the premises at all reasonable times in order to ascertain whether the Hotel, the Services or the Related Materials meet such standards.

4.03         Deficiency

        Promptly upon receipt of notice from Licensor that the Hotel, the Services or the Related Materials do not meet the standards of nature and quality set out in section 4.01, Owner shall co-operate with Licensor to correct such deficiency forthwith.

                            ARTICLE V
         OWNERSHIP, USE, CONFIDENTIALITY AND PROTECTION
             OF TRADEMARKS AND PROPRIETARY MATERIALS

5.01         Ownership

   (a) Owner hereby acknowledges that Licensor is the owner of the Trademarks and the Proprietary Materials, and the goodwill associated with the Trademarks and the Proprietary Materials. Apart from the right of Owner to use the Trademarks and utilize the Proprietary Materials pursuant to this Agreement, Owner shall acquire no right, title or interest of any kind or nature whatsoever in or to the Trademarks or the Proprietary Materials, or the goodwill associated with the Trademarks and the Proprietary Materials.

   (b) Owner agrees that all artwork, graphics, layouts, slogans, names, titles or similar materials incorporating, or being used in association with, the Trademarks or the Proprietary Materials which may be created by or on behalf of Owner pursuant to this Agreement shall become the sole property of Licensor, including (without limitation) all copyrightable subject matter, and Owner agrees, on its own behalf and on behalf of its directors, officers, employees, agents, representatives or any other Persons with whom they may contract to create such materials, to promptly execute any and all appropriate documents and conveyances in this regard. Notwithstanding the foregoing, Owner may retain any such artwork, graphics, layouts, slogans, names, titles or similar materials prepared by Owner in connection with the marketing of the Hotel with any other component of the Project in accordance with the provisions of section 3.01(b) so long as the Trademarks and the Proprietary Materials are deleted or removed from such artwork to the satisfaction of Licensor.

5.02         Use of Trademarks and Proprietary Materials

   (a) Owner shall use the Trademarks and utilize the Proprietary Materials only in connection with the Hotel, the Services and the Related Materials, and agrees that all of Owner's use under this Agreement enures to the benefit of Licensor. Owner shall use the Trademarks and utilize the Proprietary Materials only for such purposes and in such format and manner as are specifically approved by Licensor, and, upon the request of Licensor, shall affix any legends, markings and notices of trademark registration or any other notice of Licensor's proprietary interest therein, including (without limitation) copyright, as Licensor may require. Licensor shall have the right to approve all advertising, displays and any other material using the Trademarks or the Proprietary Materials prepared by Owner. Owner agrees to follow Licensor's instructions and guidelines regarding proper usage of the Trademarks and utilization of the Proprietary Materials in all respects.

   (b) Owner agrees to join with Licensor in any application to enter Owner as a registered or permitted user of the Trademarks or the Proprietary Materials with any Governmental Authority. Upon termination or expiration of this Agreement for any reason whatsoever, Licensor may immediately apply to cancel Owner's status as a registered or permitted user, and Owner shall consent in writing to the cancellation and shall join in any cancellation proceedings. The costs and expenses of any application or cancellation as a registered or permitted user shall be borne by Owner unless this Agreement is terminated as a result of a breach by Licensor or any of its Affiliates of their obligations under the Hotel Agreements.

   (c) During or after the Term, Owner shall not use or register any other trademarks or other property similar in sound, appearance or meaning to the Trademarks, nor shall Owner use or register, in whole or in part, the Trademarks or Licensor's trade or corporate name, or any identification similar in sound, appearance or meaning thereto, as part of the trade or corporate name of Owner or as the name of any Person directly or indirectly associated with the activities of Owner.

   (d) Owner acknowledges the substantial value and goodwill of the Trademarks and the Proprietary Materials accruing solely to Licensor and agrees not to use the Trademarks or utilize the Proprietary Materials in any manner which may, in Licensor's judgment, be in bad taste, be inconsistent with Licensor's public image or which may in any way disparage Licensor or its reputation, including (without limitation) the manner and placement of advertising, nor take any action which will harm or jeopardize the Trademarks or the Proprietary Materials in any way.

5.03         Protection and Defence of Trademarks and Proprietary Materials

        Owner acknowledges that Licensor has a proprietary interest in the Trademarks and the Proprietary Materials which, subject to this Agreement, shall be under the exclusive control of Licensor. Owner shall, without charge to Licensor except for the reimbursement to Owner of all costs and out-of-pocket expenses, including (without limitation) reasonable legal fees, execute, acknowledge and deliver all documents that may be necessary or desirable in the opinion of Licensor, acting reasonably, to enable Licensor to protect, defend or register its proprietary interest in any of the Trademarks or the Proprietary Materials. Owner shall, without charge to Licensor except for the reimbursement to Owner of all costs and out-of-pocket expenses, including (without limitation) reasonable legal fees, co-operate fully with Licensor in the protection, defence and registration of the Trademarks and the Proprietary Materials, and, in that regard, Owner shall execute, acknowledge and deliver all documents as may be necessary or desirable in the opinion of Licensor, acting reasonably, to enable Licensor to protect, defend or register its proprietary interest in any of the Trademarks or the Proprietary Materials. Owner shall, without charge to Licensor, co-operate with Licensor as it may request in proceedings relating to the protection, defence and registration of any of the Trademarks or the Proprietary Materials and execute any documents or pleadings required in the opinion of Licensor, acting reasonably, for such purpose and Licensor shall indemnify, defend and protect Owner against all claims, costs, damages, liabilities and expenses, including (without limitation) reasonable legal fees which Owner may suffer or incur in connection with the execution and delivery of such documents or pleadings or the protection, defense or registration of such proprietary interest. Owner shall promptly advise Licensor in writing of any potentially infringing uses by others in addition to any suits brought or claims made, against Owner involving the Trademarks or the Proprietary Materials. Decisions involving the protection, defence or registration of the Trademarks and the Proprietary Materials shall be solely in the discretion, and at the sole cost and expense, of Licensor. Owner shall take no actions in this regard without the express written permission of Licensor. Owner shall not attack, or assist any other Person in attacking, the validity of Licensor's proprietary interest in any of the Trademarks or the Proprietary Materials.

5.04         Confidentiality of Proprietary Materials

   (a) Owner shall not disclose or permit the disclosure of any of the Proprietary Materials which it has been advised in writing is, or is otherwise aware of being, confidential (the "Confidential Proprietary Materials") at any time to any Person, save and except as may be permitted by Licensor pursuant to this Agreement or to those directors, officers, employees, agents or representatives of Owner that must have access to any of the Confidential Proprietary Materials to exercise the rights, or to perform the obligations, of Owner under this Agreement and the other Hotel Agreements and only for such purposes. Owner shall ensure that any such Person is aware of the confidential and proprietary nature of such Confidential Proprietary Materials and agrees to abide by the same restrictions in respect thereof as are applicable to Owner under this Agreement.

   (b) Owner shall not release any written material (whether in a prospectus, information circular, offering document, marketing campaign or otherwise) or issue any press release or make any other public statement containing any of the Confidential Proprietary Materials or in any way relating to the Hotel Agreements or to Licensor or to any of its Affiliates without the prior express written consent of Licensor, which consent may be withheld or delayed.

   (c) The obligations of Owner to Licensor under this section 5.04 shall not apply to any of the Confidential Proprietary Materials which (i) are or become generally available to the public other than as a result of the action or inaction of Owner or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives,
        (ii) become available to Owner on a non-confidential basis from a source other than Licensor or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives; provided that such source is not bound by a confidentiality agreement with Licensor or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives or otherwise prohibited from transmitting any of the Confidential Proprietary Materials to Owner by a contractual, legal or fiduciary obligation, (iii) was known to Owner on a non-confidential basis prior to disclosure to Owner by Licensor or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives, and (iv) subject to the provisions of section 5.04(d), are required to be disclosed in accordance with Applicable Law.

   (d) In the event that Owner or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives become compelled by any Applicable Law to disclose any of the Confidential Proprietary Materials, Owner will provide Licensor with prompt written notice so that Licensor may seek a protective order or other appropriate remedy or waive compliance with the provisions of this section 5.04. In the event that such protective order or other remedy is not obtained, or that Licensor waives compliance with the provisions of this section 5.04, Owner or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives will furnish only that portion of such Confidential Proprietary Materials which is required by any Applicable Law and each such Person shall exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Proprietary Materials.

5.05         Operating Policies

        Owner shall not take any action that may preclude the Hotel from being operated in accordance with Licensor's policies and procedures and as otherwise contemplated by the Hotel Agreements. Nothing herein shall give Owner any right, title or interest in or to any of such policies or procedures, whether written or oral, except as a mere privilege and license during the Term to use the same with respect to the operation of the Hotel in accordance with the Hotel Agreements.

                           ARTICLE VI
                              TERM

6.01         Term

        The term of this Agreement shall be for a period commencing on the date hereof and terminating upon the expiry of the Term, unless earlier terminated in accordance with the provisions of this Agreement.

                                 ARTICLE VII
                    ASSIGNMENTS AND MORTGAGES

7.01         Owner's Right to Assign

        Subject to the provisions of section 7.03, Owner shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person on the condition that such Person first enter into an agreement with Licensor, in form and substance satisfactory to Licensor, agreeing:

   (a) that the Hotel Agreements continue in full force in effect after such sale, assignment, transfer or other disposition; and

   (b) to assume all of the contractual obligations of Owner contained in the Hotel Agreements.

7.02         Owner's Right to Mortgage

        Subject to the provisions of section 7.03, Owner shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its Interest to any Person on the condition that such mortgagee first enter into an agreement with Licensor, in form and substance satisfactory to Licensor, agreeing:

   (a) to be bound by Owner's covenants and undertakings under the Hotel Agreements for any period during which it is in possession of the Hotel;

   (b) that in the event of a foreclosure of its mortgage or lien on the Hotel or this Agreement or of a conveyance in lieu of foreclosure (i) no default under such mortgage or other documents evidencing the lien in favour of such mortgagee, and no proceeding to foreclose the same, and no conveyance in lieu of foreclosure thereof, will disturb Licensor's right to perform its duties pursuant to this Agreement or affect any other right of Licensor under this Agreement, and (ii) this Agreement shall continue in full force and effect and such mortgagee, its successors and assigns, or any Person (the "Foreclosure Purchaser") acquiring the Hotel or any interest or right therein upon foreclosure sale, or by deed in lieu of foreclosure, as the case may be, shall be a Qualified Person and shall automatically recognize this Agreement and Licensor's rights hereunder for the balance of the Term upon the same terms, covenants and conditions as herein provided, with the same force and effect as though this Agreement were originally made directly between Licensor and such mortgagee, or its successors and assigns, or the Foreclosure Purchaser, as the case may be; and

   (c) not to sell, transfer or otherwise dispose of any interest it may have in the Hotel or this Agreement without first causing any transferee thereof to acknowledge and agree to be bound by and become a party to such agreements with Licensor.

7.03         Limitation on Owner's Right to Assign and Mortgage

        Notwithstanding the provisions of sections 7.01 and 7.02, Owner shall not without the express prior written consent of Licensor, which consent may be withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, any interest, whether legal or beneficial, in all or any part of its Interest to any Person other than a Qualified Person. Any change in control of Owner, whether directly or indirectly and whether by way of transfer of shares, partnership interests or otherwise, to any Person other than a Qualified Person shall be prohibited unless the express prior written consent of Licensor, which consent may be withheld or delayed, is obtained; provided that this section 7.03 shall not apply to a change in control of Circus Circus Enterprises, Inc. resulting from the change in ownership of, or direction or control over, shares of Circus Circus Enterprises, Inc. that are listed and posted for trading on any internationally recognized securities exchange.

7.04         Licensor's Right to Assign

        Subject to the provisions of section 7.06, Licensor shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person, on the condition that:

   (a) the Person to whom the Interest of Licensor is to be sold, assigned, transferred or otherwise disposed of shall first enter into an agreement with Owner, in form and substance satisfactory to Owner, agreeing to assume all of the contractual obligations of Licensor contained in this Agreement; and

   (b) in the case of a sale, assignment, transfer or other disposition to an Affiliate of Licensor, Licensor shall first enter into an agreement with Owner, in form and substance satisfactory to Owner, agreeing to be jointly and severally liable with such Affiliate to perform all of the contractual obligations of Licensor contained in this Agreement notwithstanding such sale, assignment, transfer or other disposition.

Upon a sale, assignment, transfer or other disposition to a Person other than an Affiliate, Licensor shall be released from all of its obligations under this Agreement.

7.05         Licensor's Right to Mortgage

        Licensor shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its right to any payment to which it is entitled hereunder to a financial institution as security for its obligations to such financial institution.

7.06         Limitation on Licensor's Right to Assign

        Licensor shall not without the express prior written consent of Owner, which consent may be unreasonably withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person other than (i) an Affiliate, (ii) a Person that results from any merger, amalgamation, consolidation or other reorganization of Licensor, or (iii) a Person that acquires all or substantially all the assets of Licensor, and operates a luxury hotel management business after any such sale, assignment, transfer or other disposition either on its own or in conjunction with its Affiliates under the name "Four Seasons". This section 7.06 shall not, however, apply to a change in control of Four Seasons Hotels Inc. resulting from the change in ownership of, or direction or control over, shares of Four Seasons Hotels Inc. that are listed and posted for trading on any internationally recognized securities exchange.

                          ARTICLE VIII
                EVENTS OF DEFAULT AND TERMINATION

8.01         General

        Each of the following events shall constitute an event of default by the party in respect of which such event occurs:

   (a) the failure of either Owner or Operator to pay any amounts required to be paid by it hereunder to the other party for a period of 30 days after the date on which notice of the failure has been given to the defaulting party by the other party;

   (b) the filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any Applicable Law by Owner or Licensor;

   (c) the consent to an involuntary petition in bankruptcy or the failure by Owner or Licensor to vacate, within 60 days from the date of entry thereof, any order approving an involuntary petition;

   (d) the making of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or Licensor a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of a party's assets, if such order, judgment or decree shall continue unstayed and in effect for a period of 120 consecutive days; or

   (e) the failure of Owner or Licensor to fulfil any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of 30 days after written notice of the failure; provided that if upon receipt of any notice the defaulting party promptly and with all due diligence cures the default or, if the default is not susceptible of being cured within the 30 day period and the defaulting party advises the other party in writing of the period which will be required to cure the default and with all due diligence takes and continues action to cure and cures the failure within that period so advised, then no event of default shall be deemed to have occurred unless and until the defaulting party has failed to take or to continue to take action or to complete the cure within the period.

8.02         Rights of Non-Defaulting Parties

        Upon the occurrence of any event of default pursuant to
section 8.01 and the applicable grace periods having expired, Owner or Licensor may, without prejudice to any other recourse at law or in equity which it may have, give to the other notice of its intention to terminate this Agreement after the expiration of a period of 30 days from the date of such notice and, upon the expiration of such period, the term of this Agreement shall expire unless such default has been cured within such 30 day period.

8.03         Remedying Defaults

        Notwithstanding anything to the contrary contained in this Agreement, either Owner or Licensor shall be entitled to remedy any default of the other under this Agreement with reasonable notice to the other or without notice in the event of any emergency or apprehended emergency, without prejudice to any rights under this Agreement and the party so remedying such default shall be repaid upon demand by the other for the cost of remedying such default, together with interest on such cost from the date of incurring such cost at the Interest Rate.

8.04         Bona Fide Dispute

        Notwithstanding the provisions of section 8.02, neither Owner nor Licensor shall be entitled to take any of the actions contemplated in section 8.02, save and except for the commencement of any legal proceedings (in which case the provisions of sections 12.08 and 12.09 regarding jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained in this Agreement pending the resolution of a Dispute, if before the expiration of the 30 day notice period referred to in section 8.02, notice of a Dispute has been delivered in accordance with section 9.02(a) with respect to any of the foregoing events of default and the procedures set forth in sections 9.02(b) and (c) are being pursued in good faith (except that for this purpose under section 9.02(b), the requirement of a 30 day negotiation period under section 9.02(a) shall be inapplicable and the period within which to appoint an expert under section 9.02(b) shall commence on the date of delivery of notice of a Dispute).

8.05         Licensor's Right to Terminate

        In addition to any right arising out of section 8.02, Licensor shall have the right to terminate this Agreement if the site preparation for the Hotel has not commenced by January 1, 1998, or if the Opening Date does not occur on or before December 31, 2000, other than by reason of any default by Licensor in its obligations under this Agreement or the other Hotel Agreements or due to the occurrence of any one or more Force Majeure Events. Licensor's right to terminate this Agreement in accordance with this section 8.05, shall be exercised by written notice by Licensor given to Owner within 30 days after the relevant date mentioned above.

8.06         Licensor's Remedy for Breach of Provisions
        Relating to the Trademarks or the Proprietary Materials

   (a) Notwithstanding anything to the contrary contained in this Agreement, in the event that any provision of this Agreement relating to the Trademarks or the Proprietary Materials is not performed in accordance with its specific terms or is otherwise breached, Licensor shall be entitled to:

          (i) without prejudice to any other recourse in law or in equity which it may have, give Owner notice of its intention to terminate this Agreement after expiration of a period of 30 days from the date of such notice and, upon the expiration of such period, the term of this Agreement shall expire unless such non-performance or breach has ceased; or

         (ii) pursue any other recourse at law or in equity which it may have to cease such non-performance or breach,

        and, in each case, Licensor shall be entitled to take such action without regard to anything to the contrary contained in this Agreement, including (without limitation) the provisions of Article IX regarding approvals and dispute resolution or the provisions of Article XII regarding applicable law, jurisdiction and service of process.

   (b) Owner acknowledges and agrees that Licensor would not have an adequate remedy at law, including (without limitation) the termination of this Agreement or damages, and would be irreparably harmed in the event that any of the provisions of this Agreement relating to the Trademarks or the Proprietary Materials were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Owner agrees that Licensor shall be entitled to injunctive relief to prevent any breach of this Agreement and to specifically enforce the terms and provisions hereof relating to the Trademarks or the Proprietary Materials in addition to any other remedy to which Licensor may be entitled at law or in equity.

8.07         Cross-Termination

        If the Hotel Management Agreement is terminated after the Opening Date, or if the Hotel Pre-Opening Services Agreement is terminated other than as a result of the expiry of its term through the passage of time, then this Agreement shall automatically terminate as of the date of termination of such other Hotel Agreements and Owner and Licensor shall have no future obligations arising out of this Agreement, save and except as expressly otherwise provided for in this Agreement.

8.08         Use of Trademarks and Proprietary Materials Following
        Termination

   (a) Without limiting the generality of Articles III and V, after termination of this Agreement, neither Owner nor any other owner, manager or operator of the Hotel shall have the right to use the Trademarks or the Proprietary Materials, and the right to the use thereof shall continue to be the exclusive property of Licensor and its Affiliates. Licensor shall have the right, at the sole cost and expense of Owner, to remove from the Hotel any of the Proprietary Materials, any materials displaying the Trademarks and any signs or other indicia of any connection with the Trademarks, the Proprietary Materials or Licensor or any of its Affiliates or with any hotel or resort owned or operated and managed by Licensor or any of its Affiliates; provided that if this Agreement is terminated by virtue of any default by Four Seasons of its obligations hereunder, Four Seasons shall bear the cost and expense of removal of any such item from the Hotel which Four Seasons wishes to have removed from the Hotel.

   (b) Notwithstanding the provisions of sections 8.08(a) and (c), after termination of this Agreement, Owner shall have the right to use, without royalty or similar payments to Licensor, all of the then existing Operating Equipment and Supplies (other than printing, stationary and office materials and supplies, including (without limitation) front office letterhead, invoices and purchase orders marked with any of the Trademarks) even though marked with any of the Trademarks, any derivatives thereof or any other trade names, distinct emblems, insignia, logos, slogans or distinguishing characteristics used or associated with any of the Trademarks, until such existing Operating Equipment and Supplies have been fully consumed. Owner's right to such use shall be subject to the execution by Owner of a registered user agreement or other applicable document consistent with the foregoing protecting the proprietary interest of Licensor therein.

   (c) Subject to section 8.08(b), upon termination of this Agreement, Owner shall return to Licensor (or as it may direct) all tangible Proprietary Materials in the possession or under the control of Owner or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives.

8.09         Claims on Termination

        Notwithstanding anything contained in this Agreement, (i) the termination of this Agreement shall not prejudice any cause of action, claim or right of either Owner or Licensor against the other accrued or to accrue on account of any default by the other of its obligations under this Agreement or arising as a result of the termination of this Agreement, and any term, covenant, condition or provision of this Agreement referable thereto shall not merge, but shall survive, the termination of this Agreement, and (ii) the Dispute resolution procedure set forth in section 9.02 shall no longer apply to Owner or Licensor after termination of this Agreement and any of Owner or Licensor shall be entitled to commence legal proceedings seeking any recourse available to it at law or in equity, including (without limitation) mandatory, declaratory or injunctive relief to define or protect the rights and enforce the obligations contained in this Agreement. If this Agreement is terminated, Licensor shall be entitled (in addition to any rights or remedies available to it at law or in equity) to all costs and expenses incurred by Licensor in connection with the enforcement of its rights under this Agreement.

                           ARTICLE IX
                APPROVALS AND DISPUTE RESOLUTION

9.01         Approvals

        Except as otherwise provided in this Agreement:

   (a) all opinions contemplated by this Agreement must be reasonably formed and the approval of any document, proposed action or other matters in accordance with this Agreement shall not be unreasonably withheld or delayed; provided that in determining the reasonableness of any such withholding or delay, full consideration shall be given to the effect of such denial or refusal on the ability of Operator to operate and manage the Hotel as a World Class Luxury Hotel; and

   (b) the following procedure shall be followed with respect to any matter requiring approval:

          (i) such documents or a written description of the proposed action or other matter requiring approval shall be submitted by the party having responsibility therefor (the "requesting party") to the party having the right of approval, which submission shall be accompanied by a request for approval in accordance with this Agreement;

         (ii) as soon as possible but not later than 30 days after receipt of any proposed budget or 10 days after the receipt of any other written request for approval (or such longer time period as may be specified for approval with respect to any item in this Agreement) the party having the right of approval shall notify in writing the requesting party of its approval or of its specific objections to the document, proposed action or other matter;

        (iii) failure to respond in writing with specific objections within the maximum time period specified in section 9.01(b)(ii) shall constitute approval of all matters submitted;

         (iv) within 10 days of the receipt of any objections (or such other time period as may be specified in this Agreement), the requesting party shall:

                (A)    acquiesce to such objections; or

                (B)    reach an agreement with the party objecting; or

                (C)    call for a meeting of representatives of Owner
                  and Licensor to be convened to consider the matter in dispute (by giving notice to convene such meeting in writing indicating the specific issues in dispute to be resolved by such representatives); and

          (v) as soon as possible, but not later than 10 days after receiving a request to convene a meeting in accordance with section 9.01(b)(iv)(C), representatives of Owner and Licensor shall convene to consider the specific issues in dispute and resolve them to the mutual satisfaction of the parties.

Once any document, proposed action or other matter is approved, no change or amendment thereof may be effected without the prior consent of both parties.

9.02         Dispute Resolution

        Unless otherwise specifically provided for in this Agreement, all disputes, controversies, claims or disagreements arising out of or relating to this Agreement singularly, a "Dispute" and collectively, "Disputes") shall be resolved in the following manner:

   (a) first, within 10 days after the receipt of notice of a Dispute by one party to the other, the parties shall in good faith attempt to negotiate for a period of 30 days in an effort to resolve the Dispute;

   (b) second, if the parties are unable to resolve the Dispute within such 30 day period, they shall retain a mutually acceptable expert to assist them in resolving the Dispute within 10 additional days, failing which they shall each retain an expert on the eleventh day and the two experts thus chosen shall together act as the expert for the purposes of this section 9.02(b). If either party shall fail to appoint an expert as required hereunder, the expert appointed by the other party shall be the sole expert. Within 60 days after the experts (or such single expert) have been retained, the experts (or such single expert) shall, on a non-binding basis, advise the parties in writing of their views, and the parties shall in good faith attempt to resolve the Dispute based on such views. The fees and expenses of the experts (or such single expert) shall be borne equally; and

   (c) third, any party to the Dispute shall be entitled to join any Dispute proceeding arising out of this Agreement with any other Dispute proceeding arising out of either this Agreement or any of the other Hotel Agreements.

Notwithstanding anything contained in this section 9.02, any of Owner or Licensor shall be entitled to commence legal proceedings (in which case the provisions of sections 12.08 and 12.09 governing jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute.

                            ARTICLE X
                OWNER'S AND LICENSOR'S LIABILITY

10.01        Owner's and Licensor's Liability

   (a) Owner hereby indemnifies and holds Licensor and its Affiliates and any of their respective directors, officers, employees, agents and representatives harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of any breach of this Agreement by Owner or any of its directors, officers, employees, agents or representatives.

   (b) Licensor hereby indemnifies and holds Owner and any of its directors, officers, employees, agents and representatives harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of or caused by any proceedings against Owner with respect to the infringement of the rights of any Person arising from the use of the Trademarks or the utilization of the Proprietary Materials in connection with the marketing, operation, management, supervision or direction of the Hotel in accordance with this Agreement.

                           ARTICLE XI
                         ACKNOWLEDGMENTS

11.01        Owner's Acknowledgments

        Owner acknowledges that:

   (a)  in entering into this Agreement and except as provided in section 11.02, Owner has not relied on any statement, study, representation or warranty of Licensor, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, express or implied, relating to the Hotel, including (without limitation) any statement, study, representation or warranty relating to the structural integrity, safety or other similar aspects of the Hotel, the competence of the Consultants, the compliance of the Hotel with Applicable Law, any projection or pro forma statements of earnings or profits or loss or statements as to future success of the Hotel which may have been prepared by or on behalf of Licensor, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, and Owner understands that no guarantee is made or implied by Licensor or by any of its Affiliates with respect thereto; and

   (b) Licensor is relying on the representations, warranties and covenants of Owner set out in the Hotel Agreements in connection with Licensor entering into this Agreement and fulfilling all of its obligations under this Agreement.

11.02        Licensor's Acknowledgments

        Licensor acknowledges that Owner is relying on the representations, warranties and covenants of Licensor set out in this Agreement, and of the Affiliates of Licensor set out in the other Hotel Agreements, in connection with Owner entering into and fulfilling its obligations under this Agreement.

                           ARTICLE XII
                       GENERAL PROVISIONS

12.01        Entire Agreement

        This Agreement and the other Hotel Agreements, together with all schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter contemplated herein and therein and supersedes all oral statements and prior writings with respect to the subject matter contemplated herein and therein. Any other agreements regarding the subject matter contemplated herein or therein, whether written or oral, are terminated.

12.02        Modification and Changes

        This Agreement cannot be changed or modified except by another agreement in writing signed by both parties or by their respective duly authorized agents and consented to by all the parties to the other Hotel Agreements.

12.03        Partial Invalidity

        In the event that any one or more of the phrases, sentences, clauses, Articles or sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of any court having jurisdiction, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, clauses, Articles or sections had not been inserted except when such construction (a) would operate as an undue hardship on either party or (b) would constitute a substantial deviation from the general intent and purposes of the parties as reflected in this Agreement. In the event of either (a) or (b) above, the parties shall use their best efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction.

12.04        Counterparts

        This Agreement may be executed simultaneously in counterparts, each of which counterparts shall be deemed an original. In proving this Agreement it shall not be necessary to produce or account for more than one of the counterparts.

12.05        Waivers

        No failure by a party to insist upon the strict performances of any provision of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such provision. No provision of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

12.06        Enurement

        This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns.

12.07        Applicable Law

        This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

12.08        Jurisdiction

        The parties hereto irrevocably:

   (a) submit and consent to the non-exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada as regards any suit, action or other legal proceedings arising out of this Agreement;

   (b) waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceedings, any claim that they are not personally subject to the jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and

   (c) agree not to seek, and hereby waive any review by any court which may be called upon to enforce the judgment of the courts referred to in section 12.08(a), of the merits of any such suit, action or proceeding in the event of failure of any party to defend or appear in any such suit, action or proceeding.

12.09        Designation of Agent for Service of Process

   (a) Licensor irrevocably designates the General Manager at the Hotel as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in the State of Nevada and Licensor agrees and consents that any such service of process as specified above shall be taken and be deemed to be valid personal service upon Licensor and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in the State of Nevada, and Licensor waives all claims of error by reason of any such service. Notwithstanding the foregoing, Licensor may, by notice to Owner, change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Owner shall promptly mail a copy of such process to Licensor at its address set forth in section 12.10.

   (b) Owner irrevocably designates its General Counsel at 2880 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A. 89109 as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in the State of Nevada, and Owner agrees and consents that any such service of process as specified above shall be taken and deemed to be valid personal service upon Owner and that any such service of process shall be of the same force and validity as if service were made upon them according to the laws governing the validity and requirement of such in the State of Nevada, and Owner waives all claims of error by reason of any such service. Notwithstanding the foregoing, Owner may, by notice to Licensor, change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Licensor shall promptly mail a copy of such process to Owner at its address set forth in section 12.10.

12.10        Notices

        Except as may otherwise be provided in this Agreement, all notices, demands, statements, requests, consents, approvals and other communications (collectively, "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing, duly executed by an authorized officer or agent of the party so giving such Notice, and either personally delivered to any duly authorized representative of the party receiving such Notice or sent by facsimile transmission, registered or certified mail, or by courier service, return receipt requested, addressed:

   If to Licensor, to: Four Seasons Hotels Limited
                       1165 Leslie Street
                       Toronto, Ontario
                       Canada  M3C 2K8

                       Attn:  General Counsel

                       Facsimile No.:  (416) 441-4303


   With a copy to:     Goodman Phillips & Vineberg
                       250 Yonge Street
                       Box 24, Suite 2400
                       Toronto, Ontario
                       Canada  M5B 2M6

                       Attn: Mario Di Fiore

                       Facsimile No.:  (416) 979-1234



   If to Owner, to:    Mandalay Corp.
                       2880 Las Vegas Boulevard South
                       Las Vegas, Nevada
                       U.S.A.   89109

                       Attn: General Counsel

                       Facsimile No.: (702) 794-3810



   With a copy to:     Circus Circus Enterprises, Inc.
                       2880 Las Vegas Boulevard South
                       Las Vegas, Nevada
                       U.S.A.   89109

                       Attn: President

                       Facsimile No.: (702) 794-3810



All Notices shall be effective for all purposes upon personal delivery thereof or, if sent by facsimile transmission, shall be effective on the date of transmission duly shown on the confirmation slip, or, if sent by mail or air freight or courier service, shall be effective on the date of delivery duly shown on the return receipt. Any party may at any time change the addresses for Notices to such party by giving a Notice in the manner set forth in this section 12.10.

12.11        Time of Essence

        Time shall be of the essence of each and every term and obligation of this Agreement.

12.12        Estoppel Certificates

        Each party shall, upon at least 10 days' written notice, execute and deliver to any other party, and to any other Person having or about to have a bona fide interest in the Hotel as such other party may designate in writing, a statement certifying that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification and stating that as modified it is in full force and effect, the date to which payments have been paid and whether or not, to the knowledge of the certifying party, there is any existing default on the part of any other party.

        IN WITNESS WHEREOF the parties have executed or caused this Agreement to be executed, all as of the date first above written.


                       FOUR SEASONS HOTELS LIMITED


                       By:  ISADORE SHARP



 c/s
                       By:  KATHLEEN TAYLOR



                       MANDALAY CORP.


                       By:   GLENN SCHAEFFER


 c/s

                       By:   PRESIDENT


                          SCHEDULE "A"


                           DEFINITIONS

   (a) "Confidential Proprietary Materials" has the meaning set out in section 5.04(a).

   (b)  "Dispute" has the meaning set out in section 9.02.

   (c) "Interest" means (i) in respect of Owner the right, title and interest of Owner in and to the Hotel and the Hotel
        Agreements, and (ii) in respect of Licensor, the right, title and interest of Licensor in and to (A) the business of Licensor of operating and managing the Hotel, and (B) the Hotel Agreements.

   (d) "Proprietary Materials" means all confidential information and other intellectual property, including (without limitation) trade secrets and copyrighted materials (i) relating to Licensor or any of its Affiliates, the business or affairs of Licensor or any of its Affiliates or any hotel or resort which Licensor or any of its Affiliates owns or operates and manages, and (ii) approved by Licensor for the use of Owner pursuant to this Agreement from time to time in connection with the marketing, operation and management of the Hotel, including (without limitation) (A) operational manuals, including (without limitation) the policies and procedural manuals, (B) corporate sales records (other than sales records of the Hotel) and guest histories (other than a computer diskette containing the guest history for the Hotel), (C) employee attitude surveys, both on a departmental and on a total hotel basis, (D) alternative cuisine recipes and materials, (E) software and other management programs developed by Licensor or any of its Affiliates, notwithstanding any modification or alteration made for application at the Hotel and notwithstanding their maintenance or administration by any other person (other than those prepared by Licensor at the request of Owner for use exclusively in connection with the Hotel and for which Licensor has charged the costs and expenses relating to the development of such software and other management programs solely to Owner as an Operating Expense), (F) back-up material relating to the operating and design standards of any hotel or resort owned or managed and operated by Licensor or any of its Affiliates, and (G) internal audit reports prepared by Licensor (other than those prepared by Licensor at the request of Owner for use exclusively in connection with the Hotel and for which Licensor has charged the costs and expenses relating to the development of such internal audit reports solely to Owner as an Operating Expense).

   (e) "Qualified Person" means a Person that, in respect of the operation of five star or luxury hotels, (i) has adequate financial capacity to perform the obligations of Owner under the Hotel Agreements, (ii) is not of ill repute, and (iii) is not a Person whose prior activities, criminal record, if any, reputation, habits and associations would cause a prudent business Person not to associate with such Person in a commercial venture.

   (f)  "Related Materials" has the meaning set out in section 3.01.

   (g)  "Services" has the meaning set out in section 3.01.

   (h) "Trademarks" means the trademark applications and registrations set out in Schedule "B", all owned by Licensor, and such additional trademark applications and registrations containing or consisting of the words "Four Seasons" and formats comprising combinations and variations thereof consisting of the words "Four Seasons" and other words and design elements for use in connection with hotel and resort services, lodging services, restaurant services, reservation services and other services and goods as may be procured by Licensor from time to time and licensed to Owner for use pursuant to this Agreement. Trademarks shall exclude, however, all words and design elements created and owned exclusively by Owner for use in connection with the Hotel and its restaurants, services and other facilities as permitted by Licensor so long as such indicia are not similar to the Trademarks.

                          SCHEDULE "B"

            TRADEMARK APPLICATIONS AND REGISTRATIONS








          MARK                     REG. NO.               CLASSES

FOUR SEASONS RESORT
                                  1,687,336
                                                             42


PRIVATE CONCIERGE NETWORK
                                  1,670,908
                                                             42


PRIVATE RESERVE
                                  1,495,545
                                                             42


ALTERNATIVE CUISINE
                                  1,678,892
                                                             42


Tree Device
                                  1,156,739
                                                             42